Exhibit 10.4

When recorded, return to:

Icagen, Inc.

4222 Emperor Boulevard, Suite 350

Durham, North Carolina 27703

Attn: Richie Cunningham, President

SPECIAL WARRANTY DEED
WITH REVERTER

For Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sanofi US Services Inc., a Delaware corporation formerly known as and who took title as sanofi-aventis U.S. Inc. ("Grantor"), hereby grants, sells and conveys to Icagen-T, Inc., a Delaware corporation ("Grantee"), that real property located in Pima County, Arizona, and legally described in Exhibit "A" attached hereto and incorporated herein by this reference, together with all rights, interests, privileges and easements appurtenant thereto and any and all buildings and improvements located thereon ("Property").

SUBJECT TO: current real estate taxes, assessments and any other liens arising therefrom, all reservations in patents, deed restrictions, if any, all easements, rights-of-way, covenants, conditions, restrictions, encroachments, liens, encumbrances, obligations and liabilities as may appear of record, and any and all other matters that can be determined by a visual inspection or a complete and accurate survey of the Property.

Grantor hereby warrants title to the Property and binds itself and its successors to warrant and defend the title, as against all acts of the Grantor herein and no other. No other warranties, express or implied, are given by Grantor by reason of this conveyance.

FURTHER SUBJECT TO the following conditions and restrictions:

1.          Reverter. Subject to the provisions of Section 2 below, title to all the Property shall revert to Grantor or the then assignee of Grantor's rights hereunder upon the first to occur of the following (each, a "Reversion Triggering Event"):

(a)     any effort by Grantee to sell the Property to a third party during the five (5) year period after this Special Warranty Deed with Reverter is recorded (for purposes of this Section 1(a), "effort by Grantee to sell the Property" shall mean Grantee entering into a legally binding listing agreement, purchase agreement or option agreement with a third party with respect to the Property); or

(b)     any lease by Grantee of any portion of the improvements on the Property in excess of the necessary space required by Grantee to perform certain services under that certain Master Services Agreement dated July 15, 2016 by and between Grantor and Grantee (the "MSA"). A Reversion Triggering Event will not be deemed to have occurred under this Section 1(b) unless (i) a default has occurred under the MSA for failure by Grantee to provide services required under the MSA on account of a failure of Grantee to have adequate space in the unleased portions of the improvements on the Property and such default is continuing beyond any applicable notice and/or cure period, or (ii) a default has occurred under Section 4.2(c) of that certain Asset Purchase Agreement dated June 27, 2016 by and between Grantor and Grantee (the "APA") such that leased space in the improvements are not separately demised and secured from the space in which Grantee performs the services under the MSA.

2.          Procedure Upon Reversion Triggering Event. At Grantor's sole election, which shall be waived if not made in writing within 180 days following the occurrence of a Reversion Triggering Event, upon the occurrence of a Reversion Triggering Event, Grantor may send a written notice of violation (the "Violation Notice") to Grantee. If Grantee disagrees with the Violation Notice, then, within thirty (30) days after receipt of the Violation Notice, Grantee shall submit to Grantor or the then assignee of Grantor's rights hereunder a written notice of disagreement, in which event the governing law and dispute resolution provisions in Section 12.11 of the APA shall apply. If Grantee does not submit a written objection within the time set forth above, or upon resolution of the dispute in favor of Grantor or the then assignee of Grantor's rights hereunder, then Grantor or the then assignee of Grantor's rights hereunder may record a notice of exercise of reverter or other document as may be deemed necessary by Grantor or the then assignee of Grantor's rights hereunder. Upon the recording of such instrument, title to the Property shall vest in Grantor or the then assignee of Grantor's rights hereunder subject to all matters then of record and any and all other matters that can be determined by a visual inspection or a complete and accurate survey of the Property, except that within thirty (30) days after Grantee has received written notice of such recordation, Grantee shall satisfy and take commercially reasonably efforts to cause the release and reconveyance of any encumbrances securing loans or evidencing liens or security interests created by Grantee (but excluding the Deed of Trust and Assignment of Rents executed by Grantee for the benefit of Grantor and recorded simultaneously herewith). All notices required hereunder shall be delivered in the manner set forth in Section 12.3 of the APA. Grantee shall execute any document reasonably required to give effect to this provision.

3.          Covenants Running with Land. The foregoing conditions and restrictions shall be deemed covenants running with the land and binding upon Grantee and its successors and assigns.

4.          Reverter Period. The reversion right herein shall automatically expire and be of no further force and effect without the need of any further documentation upon the date that is five (5) years after the date this Special Warranty Deed With Reverter is recorded with the County Recorder of Pima County, Arizona. In addition, Grantee shall have the right to pay Grantor the sum of Five Million and no/xx Dollars ($5,000,000) and, upon delivery of such payment in immediately available funds, all reversion rights under this Special Warranty Deed with Reverter shall expire and the Property shall become wholly clear of the reversion right and Grantor agrees to execute, acknowledge and deliver a recordable instrument confirming the expiration of the reversion right in due form, at Grantee's cost, within fifteen (15) days after such payment is made to Grantor. For the avoidance of doubt, the payment by Grantee to Grantor of the sum of Five Million and no/xx Dollars ($5,000,000) to terminate all reversion rights under this Special Warranty Deed with Reverter shall be deemed to have been made if and when Grantee shall make the payment to terminate that certain Deed of Trust of even date herewith.

5.          Successors and Assigns. Any assignee of Grantee's rights hereunder is hereby given notice of the terms hereof. By accepting any transfer of Grantee's rights hereunder, such assignee agrees to be bound by the terms of this Special Warranty Deed With Reverter as if executed and delivered by such assignee.

6.          Miscellaneous. Any provision or provisions of this Special Warranty Deed With Reverter which shall be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and all of the remaining provisions hereof shall nevertheless remain in full force and effect, and such invalid, void or illegal provision shall be deemed to be severed from the terms of this Special Warranty Deed With Reverter.

[signature page follows]

DATED as of this 15th day of July, 2016.

"GRANTOR"

Sanofi US Services Inc., a Delaware corporation formerly known as and who took title as sanofi-aventis U.S. Inc.

By:	/s/ Mark Staudenmeier
Name:	Mark Staudenmeier
Its:	Vice President, US R&D Finance

STATE OF NEW JERSEY	)
) ss.
COUNTY OF SOMERSET	)

On this _____ day of July, 2016, before me, the undersigned officer, personally appeared Mark Staudenmeier who acknowledged him/herself to be the Vice President, US R&D Finance of Sanofi US Services Inc., a Delaware corporation formerly known as and who took title as sanofi-aventis U.S. Inc., and he, in such capacity, being authorized so to do, executed the foregoing instrument for the purposes therein contained on behalf of that entity.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

NOTARY SEAL:	Notary Public of New Jersey

SPECIAL WARRANTY DEED WITH REVERTER

EXHIBIT "A"

LEGAL DESCRIPTION

Lots 9 and 10 of Rancho Vistoso Neighborhood 3, according to the plat of record in the office of the County Recorder of Pima County, Arizona, recorded in Book 56 of Maps, Page 65 and Minor Plat Change recorded as Docket 13222, Page 196.